Exhibit 10.30

2007 ASSOCIATE STOCK PURCHASE PLAN

(As Amended and Restated effective January 4, 2010)

1)	Purpose. The purpose of this J. Crew 2007 Associate Stock Purchase Plan (the “Plan”) is to provide associates of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, the provisions of the Plan shall be construed in a manner consistent with the requirements of Section 423 of the Code.

2)	Definitions.

a)	“Affiliate” shall mean any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Section 424 of the Code.

b)	“Board” shall mean the board of directors of J. Crew Group, Inc.

c)	“Committee” shall mean the Compensation Committee of the Board, or the Board or such other persons as the Board or the Committee may appoint from time to time.

d)	“Common Stock” shall mean the common stock of J. Crew Group, Inc.

e)	“Company” shall mean J. Crew Group, Inc., a Delaware corporation, and any Designated Subsidiary(ies) of J. Crew Group, Inc.

f)	“Compensation” shall mean regular compensation including salary, wages, overtime, shift differentials and commissions, but excluding (i) bonus payments, (ii) relocation, expense, tuition or other reimbursements and (iii) income realized as a result of participation in any stock option, stock purchase, or similar plan of the Company.

g)	“Custodian” shall mean the custodian(s) appointed by the Committee pursuant to Section 3 hereof.

h)	“Designated Subsidiary” shall mean any Subsidiary that the Board may designate from time to time in its sole discretion as being eligible to have its employees participate in the Plan.

i)	“Exercise Date” shall mean the last day of each Offering Period.

j)	“Fair Market Value” shall mean, as of a specified day, (i) the average of the high and low sales prices on such day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on such day as reported on the National Association of Securities Dealers Automated Quotation System or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Committee. The Fair Market Value of a share of Common Stock as of any such date on which the applicable exchange or inter-dealer quotation system through which trading in the Common Stock regularly occurs is closed shall be the Fair Market Value determined pursuant to the preceding sentence as of the immediately preceding date on which the Common Stock is traded, a bid and ask price is reported or a trading price is reported by any member of NASD selected by the Committee. In the event that the price of a share of Common Stock shall not be so reported or furnished, the Fair Market Value shall be determined by the Committee in good faith to reflect the fair market value of a share of Common Stock.

k)	“Grant Date” shall mean the first day of each Offering Period.

l)	“Law” shall mean all provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933 (as amended), the Securities Exchange Act of 1934 (as amended) and the Code, in each case together with the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Common Stock may then be listed.

m)	“Offering Period” shall mean a six-month period commencing on or about February 1 and August 1 of each year (or at such other period as the Committee may determine in its discretion), provided that the Committee shall have the power to change the timing and duration of any Offering Period, and/or the frequency of Offering Periods, with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the Grant Date of any Offering Period to be affected thereby.

n)	“Participant” shall mean an individual who becomes a participant in the Plan pursuant to Section 5 hereof.

o)	“Purchase Price” shall mean an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on either the Grant Date or the Exercise Date, whichever is less.

p)	“Subsidiary” shall mean a corporation, domestic or foreign, of which the Company or a Subsidiary owns stock possessing at least fifty percent (50%) of the combined voting power of all classes of stock, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3)	Administration.

a)

The Committee acting in its absolute discretion shall have the power to interpret this Plan and to take, or authorize one or more of its members or one or more of the Company’s executive officers to take, such actions in the administration and operation of this Plan as are expressly called for in the Plan or as the Committee deems equitable under the circumstances, which actions shall to the fullest extent permitted by law be final and binding on all parties.

b)	The Committee may from time to time appoint one or more Custodians for the Plan to (i) hold all shares of Common Stock purchased under the Plan, (ii) maintain a separate account in the name of each Participant (such Participant’s “Participant Account”), to which payroll deductions made for such Participant pursuant to Section 6 hereof and Common Stock purchased on such Participant’s behalf pursuant to Section 8 hereof shall be credited, (iii) provide Participants, at least annually, with statements of their respective Participant Accounts and (iv) perform such other functions as the Committee shall specify.

c)	No member of the Committee shall be liable for any action, omission or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee, and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost, expense (including reasonable attorneys’ fees) or liability arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such Committee member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

4)	Eligibility.

a)	Individuals eligible to participate in the Plan (“Eligible Associates”) shall include all individuals who, as of a given Grant Date, are employees of the Company for tax purposes, excluding:

i)	employees who have been employed with the Company for less than one (1) year prior to such Grant Date;

ii)	employees whose customary employment with the Company is twenty (20) hours or less per week;

iii)	employees whose customary employment with the Company is for not more than five (5) months in any calendar year; and

iv)	employees who (A) constitute “highly compensated employees” within the meaning of Section 414(q) of the Code and (B)(1) receive an annual salary that is equal to or greater than $300,000 or (2) are subject to the disclosure requirements of Section 16(a) of the Securities Exchange Act of 1934 (as amended) with respect to his or her relationship with, and/or ownership interest in the equity securities of, the Company.

b)

If any individual who the Company deems to be ineligible to participate in the Plan because such individual is classified by the Company as an independent contractor with respect to the Company shall, prior to a given Grant Date, be reclassified by the

Company as an employee of the Company for tax purposes, then as of such Grant Date such individual shall be eligible to participate in the Plan subject to Section 4(a) hereof.

c)	For purposes of Section 4(a), the employment relationship between the Company and an employee shall be treated as continuing intact while the employee is on sick leave or other leave of absence approved by the Company if either (i) the period of such leave does not exceed three months or (ii) the employee’s right to reemployment is guaranteed either by statute or by contract. If an employee’s leave of absence exceeds three months in duration and he or she has no right to reemployment that is guaranteed either by statute or by contract, the employment relationship between the Company and such individual shall be deemed to be terminated for purposes of Section 4(a) (and thus the individual shall be ineligible to participate in the Plan) as of the first day following the expiration of such three-month period.

d)	If any individual whose employment is deemed to have terminated in accordance with Section 4(c) hereof is subsequently rehired as an employee of the Company, then upon commencing his or her new period of employment with the Company such individual shall be eligible to participate in the Plan in accordance with Section 4(a) hereof; provided that for the purpose of determining the length of such individual’s employment under Section 4(a)(i), if such individual commences his or her new period of employment with the Company (i) within twelve (12) months of the date his or her employment was deemed to have been terminated, such individual shall receive credit for the period immediately prior to such deemed termination during which he or she was continuously employed by the Company or (ii) at any time following the twelve (12) month anniversary of the date his or her employment was deemed to have been terminated, the one-year period described in Section 4(a)(i) shall be deemed to begin on the date such individual commences his or her new period of employment with the Company.

5)	Participation.

a)	An Eligible Associate may become a Participant by completing and submitting a subscription agreement in such form and manner as the Committee may prescribe (a “Subscription Agreement”) authorizing the Company to make payroll deductions as provided herein.

b)	Each Subscription Agreement completed and submitted by a Participant pursuant to Section 5(a), 6(d) or 12(b) hereof shall remain in effect for successive Offering Periods, and payroll deductions authorized thereby shall continue to be made, until either the Participant duly completes and submits a new Subscription Agreement or the Participant’s participation is terminated as provided in Section 10, 11 or 13 hereof.

6)	Payroll Deductions.

a)	In his or her Subscription Agreement, each Participant shall elect to have payroll deductions made (subject to Section 6(b) hereof) on each pay day during the Offering Period in an amount, designated in whole percentages, not exceeding fifteen percent (15%) of the Compensation which he or she receives on each such pay day.

b)	Payroll deductions for each Participant shall commence on the first payroll following the applicable Grant Date and shall be made as specified by the Participant in his or her Subscription Agreement then in effect, provided that the amount deducted from any Participant’s Compensation in any calendar year shall not exceed the amount equal to eighty five percent (85%) of the maximum dollar value of Common Stock which the Participant is permitted to purchase in such calendar year under Section 423 of the Code, and provided further that the Company may reduce a Participant’s payroll deductions to zero percent (0%) at any time during an Offering Period in order to prevent the amount deducted from the Participant’s Compensation from exceeding (i) the maximum amount that may be deducted pursuant to this Section 6(b) or (ii) the amount that may be used to purchase stock on the Participant’s behalf on the Exercise Date of such Offering Period pursuant to Section 7(b) hereof and Section 423 of the Code. Unless earlier terminated pursuant to Section 10, 11 or 13 hereof, payroll deductions shall recommence at the rate provided in such Participant’s Subscription Agreement then in effect at the beginning of the first Offering Period with respect to which the Company determines that a decrease in payroll deductions pursuant to this Section 6(b) is no longer required.

c)	All payroll deductions made for a Participant under the Plan shall be credited to his or her Participant Account. No interest shall accrue on the amounts credited to a Participant’s Participant Account under the Plan. A Participant may not make or arrange to be made any additional payments into his or her Participant Account.

d)	A Participant may elect to decrease the rate of his or her payroll deductions during the Offering Period by completing and submitting a new Subscription Agreement authorizing a change in payroll deduction rate. The Committee shall have the power to limit the number of payroll deduction rate changes during any Offering Period. Any change in payroll deduction rate requested by a Participant shall take effect as of the first payroll period commencing at least five (5) business days after the Company’s receipt of the Participant’s new Subscription Agreement (unless the Company in its discretion elects to process a particular request more quickly) and shall remain in effect in accordance with Section 5(b) hereof.

7)	Grant of Options.

a)	Subject to Section 7(b), and subject to adjustment pursuant to Section 16, on the Grant Date of each Offering Period, each Participant shall be granted an option to purchase at the applicable Purchase Price on the Exercise Date of such Offering Period the number of shares of Common Stock determined by dividing (i) the amount credited to such Participant’s Participant Account pursuant to Section 6 hereof as of the Exercise Date by (ii) the applicable Purchase Price for such option.

b)

Notwithstanding the foregoing, the maximum number of shares of Common Stock that may be purchased pursuant to any option shall be the lowest of (i) five thousand (5,000) shares, (ii) the number determined by dividing (x) the amount equal to the maximum dollar value of Common Stock which a Participant is permitted to purchase under the Plan pursuant to Section 423 of the Code in the calendar year in which the Exercise Date for such option will occur less the total Fair Market Value of all shares purchased by the

Participant under the Plan (measured as of the Grant Date on which the option to purchase such shares was granted) during such calendar year by (y) the Fair Market Value of a share of the Common Stock underlying such option as of the Grant Date on which the option is granted, and (iii) the number permitted under Section 7(c) hereof and Section 423 of the Code.

c)	Notwithstanding any other provision of the Plan to the contrary, no individual shall be granted any option under the Plan to the extent that, immediately after the grant,

i)	such individual (or any other person whose stock would be attributed to such individual pursuant to Section 424(d) of the Code) would own capital stock of the Company or an Affiliate, or hold outstanding options to purchase such stock, possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Affiliate or

ii)	such individual’s rights to purchase stock under the Plan and any other plans of the Company or its Affiliates which constitute “employee stock purchase plans” within the meaning of Section 423 of the Code would accrue at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (or, if Section 423(b)(8) of the Code is hereafter amended, such other maximum dollar value of Common Stock as may be specified therein), determined at the Fair Market Value of the shares on the date the option to purchase such shares is granted, for each calendar year in which such option is outstanding at any time.

8)	Exercise of Option.

a)	Unless a Participant’s participation in the Plan is terminated as provided in Section 10, 11 or 13 hereof, his or her option shall be automatically exercised on the Exercise Date of the Offering Period in which such option was granted. Upon exercise, the monies accumulated in the Participant’s Participant Account as of the Exercise Date shall be applied to purchase for Participant at the applicable Purchase Price the maximum number of whole shares subject to such option (as determined pursuant to Section 7 hereof). No fractional shares of Common Stock shall be purchased under the Plan. Shares purchased on a Participant’s behalf pursuant to this Section 8(a) shall be registered either in the name of the Participant or in the name of the Participant and his or her spouse, as specified by the Participant in his or her Subscription Agreement then in effect.

b)

As soon as practicable following the Exercise Date on which a Participant’s option is exercised, the shares of Common Stock purchased on such Participant’s behalf pursuant to such exercise shall be credited to his or her Participant Account. Any payroll deductions remaining in a Participant’s Participant Account following the Exercise Date which were insufficient to purchase a whole share of Common Stock shall be held in the Participant Account and, unless the Participant’s participation in the Plan is terminated as provided in Section 10, 11 or 13 hereof, shall be applied to purchase shares of Common Stock on the Participant’s behalf on the following Exercise Date, provided that the

Committee may determine to distribute to a Participant any payroll deductions remaining in the Participant’s Participant Account following any Exercise Date which were not used to purchase shares on such Exercise Date.

c)	During a Participant’s lifetime, any options granted to a Participant under the Plan shall be exercisable only by such Participant.

d)	At the time the option is exercised, or at the time some or all of the Common Stock purchased under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state or other tax withholding obligations, if any, which arise upon such exercise or disposition. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s Compensation the amount necessary to satisfy any applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Participant.

9)	Rights as a Stockholder.

a)	Prior to the Exercise Date on which shares of Common Stock are purchased on behalf of a Participant under the Plan, such Participant shall not have any rights as a stockholder of the Company with respect to such shares.

b)	From and after the Exercise Date on which shares of Common Stock are purchased on behalf of a Participant under the Plan, such Participant (or, in the case of the Participant’s death, the person(s) entitled thereto under Section 12) shall have all of the rights and privileges of a stockholder of the Company with respect to such shares, provided that shares held in a Participant’s Participant Account must remain in the Participant Account until such time as the Participant (or, in the case of the Participant’s death, the person(s) entitled to do so under Section 12) directs the sale of such shares in accordance with this Section 9(b). Subject to the Company’s policies then in effect (including without limitation its policies regarding insider trading and trading windows then in effect) and subject to applicable Law, a Participant (or, in the case of the Participant’s death, the person(s) entitled thereto under Section 12) shall be entitled at any time, upon the payment of a customary brokerage fee, to direct the Custodian to sell all or any portion of the shares then held in such Participant Account. Shares held in a Participant’s Participant Account shall be sold in the order in which they were purchased on such Participant’s behalf under the Plan.

10)	Withdrawal.

a)	During any Offering Period, a Participant may withdraw all, but not less than all, of the monies credited to his or her Participant Account under the Plan by giving written notice to the Company, in such form and manner as the Committee may prescribe, prior to the Exercise Date of such Offering Period.

b)

As soon as reasonably practicable after the Company receives notice of a Participant’s withdrawal from any Offering Period, (i) the Company shall cause to be distributed to such Participant any monies credited to his or her Participant Account, (ii) such Participant’s option for the Offering Period during which such Participant withdraws shall be automatically terminated and (iii) no further payroll deductions for such

Participant shall be made under the Plan for the remainder of such Offering Period. Any shares of Common Stock held in the Participant’s Participant Account as of the date of his or her withdrawal shall remain in the Participant Account in accordance with Section 9(b).

c)	If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the Participant completes and submits a new Subscription Agreement.

d)	A Participant’s withdrawal from an Offering Period shall not in any way affect his or her eligibility to participate in the Plan during any Offering Periods that commence after the expiration of the Offering Period from which the Participant withdraws or in any similar plan that the Company may hereafter adopt.

11)	Termination of Employment. Upon termination of a Participant’s employment for any reason, such Participant shall be deemed to have elected to withdraw from the Plan and the provisions of Section 10(b) hereof shall apply. In the case of termination due to a Participant’s death, the distribution described in Section 10(b)(i) shall be made to the person(s) entitled thereto under Section 12.

12)	Designation of Beneficiary.

a)	In his or her Subscription Agreement, a Participant may designate a beneficiary or beneficiaries who, in the event of such Participant’s death, shall be entitled to (i) receive any monies credited to the Participant’s Participant Account and not yet applied to purchase shares of Common Stock under the Plan as of the date of the Participant’s death and/or (ii) have transferred into his or her name the Participant’s Participant Account and any shares of Common Stock held therein as of the date of the Participant’s death, which shares shall remain in the Participant Account in accordance with Section 9(b).

b)	A Participant may change his or her designated beneficiary(ies) at any time by completing and submitting a new Subscription Agreement indicating such change.

c)	If a Participant is married and any designated beneficiary is not the Participant’s spouse, the consent of the Participant’s spouse shall be required for such designation to be effective.

d)	In the event of the death of a Participant who has not validly designated a beneficiary under the Plan, or whose designated beneficiary predeceases the Participant, the rights and entitlements described in Section 12(a) shall pass to the executor or administrator of the Participant’s estate, or if to the knowledge of the Company no such executor or administrator has been appointed, to the Participant’s spouse or to any one or more dependents or relatives of the Participant as determined by the Company in its discretion, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

13)	Transferability. Neither payroll deductions credited to a Participant’s Participant Account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, under the laws of descent and distribution, or as provided in Section 12 hereof) by the Participant. Any attempt to make any such assignment, transfer, pledge or other disposition shall be without effect, except that the Company in its discretion may treat such act as an election to withdraw from the Plan, in which case the provisions of Section 10(b) hereof shall apply.

14)	Use of Funds. Each Participant shall be a general unsecured creditor of the Company with respect to any amounts deducted from such Participant’s Compensation under the Plan during the period prior to the Exercise Date on which such amounts are applied to the purchase of Common Stock for the Participant. The Company shall not be obligated to segregate from other assets of the Company any funds accumulated through payroll deductions made for Participants under the Plan, and may use such funds for any corporate purpose.

15)	Common Stock Reserved for the Plan.

a)	Subject to adjustment pursuant to Section 16 hereof, the maximum number of shares of the Common Stock that shall be available for purchase under the Plan shall be five hundred thousand (500,000) shares.

b)	If the number of shares to be purchased pursuant to outstanding options on any Exercise Date exceeds the number of shares then available to be purchased under the Plan, the Committee shall (i) allocate the shares available to be purchased under the Plan among Participants in as uniform and equitable a manner as the Committee in its discretion shall determine to be practicable and (ii) return to Participants any monies remaining in such Participants’ respective Participant Accounts after such Exercise Date.

16)	Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

a)	Changes in Capitalization. Subject to any action required by law to be taken by the stockholders of J. Crew Group, Inc., in the event of any increase or decrease in the number of shares of Common Stock effected without receipt of consideration by J. Crew Group, Inc. (including, without limitation, changes resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock) the maximum number or class(es) of shares that may be purchased under the Plan and under any options outstanding under the Plan shall be proportionately adjusted; provided, however, that conversion of any convertible securities of J. Crew Group, Inc. shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

b)	Merger, Asset Sale, Dissolution or Liquidation. In the event of a proposed sale of all or substantially all of the assets of J. Crew Group, Inc., or the proposed merger of J. Crew

Group, Inc. with or into another corporation, arrangements shall be made for each outstanding option to be assumed or an equivalent option substituted by the successor corporation or an Affiliate of the successor corporation. In the event that such a successor corporation refuses to assume or substitute for the options, or in the event of the proposed dissolution or liquidation of J. Crew Group, Inc., in each case unless provided otherwise by the Committee, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), which shall be before the date of the proposed merger, asset sale, dissolution or liquidation. The Committee shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option shall be exercised automatically on the New Exercise Date unless prior to such date the Participant has withdrawn from the Offering Period pursuant to Section 10, 11 or 13 hereof.

17)	Amendment or Termination.

a)	The Committee may at any time and for any reason terminate or amend the Plan in any manner permitted by applicable Law, provided that, except as otherwise provided herein, no amendment shall make any change to any outstanding option that adversely affects the rights of any Participant. To the extent required by applicable Law, J. Crew Group, Inc. shall obtain stockholder approval of changes to the Plan in such a manner and to such a degree as so required.

b)	In the event the Plan is terminated by the Committee, payroll deductions accumulated in a Participant’s Participant Account and not yet applied to purchase shares of Common Stock as of the date of termination shall be paid to such Participant. Any shares of Common Stock held in the Participant’s Participant Account as of the date of such termination shall remain in the Participant Account in accordance with Section 9(b).

c)	Without stockholder consent and without regard to whether any Participant’s rights may be considered to have been “adversely affected,” the Committee shall be entitled to terminate the Plan at any time, change the Offering Periods, limit the frequency and/or number of changes to payroll deductions that Participants may make during an Offering Period, establish the exchange ratio applicable to amounts deducted from the payroll in a currency other than U.S. dollars (if applicable), permit payroll deductions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed payroll deduction elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts deducted from the Participant’s Compensation, and establish such other limitations or procedures as the Committee in its sole discretion determines to be advisable and consistent with the Plan.

18)	Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

19)	Conditions Upon Issuance of Shares. Shares shall not be issued with respect to any option unless:

a)	the Plan is approved by J. Crew Group, Inc.’s stockholders prior to the date such option will be exercised,

b)	the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable Law and, if required by the Company in its discretion, shall be approved by counsel for the Company with respect to such compliance, and

c)	if required or desirable in the opinion of counsel for the Company in order to ensure compliance with applicable Law, the Participant has represented and warranted at the time such option is being exercised that (a) such shares are being purchased only for investment and without any present intention to sell or distribute such shares and/or (b) any disposition of such shares will be made in accordance with the Company’s policies then in effect (including without limitation its policies regarding insider trading and trading windows then in effect) and applicable Law.

20)	Government and Other Regulations. The Plan and the purchase of Common Stock hereunder shall be subject to (a) all applicable Law and (b) all rules and regulations promulgated by the Committee regarding the Plan and purchases and sales of Common Stock hereunder.

21)	Risk of Participants. Each Participant assumes all risks associated with any decrease in the value of any securities in the Participant’s Participant Account and agrees that his or her Participant Account will be the sole source of payments under the Plan and that the Company will not be responsible for the payment of any benefits under the Plan. The establishment and operation of this Plan by the Company does not constitute a recommendation that any person purchase Common Stock or any other securities. The Common Stock available for purchase under the Plan may or may not be a suitable investment for Eligible Associates, and each Eligible Associate should therefore make an independent investigation into the merits of each investment. Each Participant, by becoming a Participant, agrees that the Participant is in no way relying on the Company or the Custodian for information or advice concerning the Participant’s investment decisions and that the Company and the Custodian are under no obligation to inform the Participant of any information which the Company or the Custodian may possess at any time which is or may be material to the investment decision of the Participant.

22)	Tax Effects. Each Participant, by completing a Subscription Agreement, acknowledges that the Participant is not relying on advice by any person associated with the Company that favorable tax effects will result from participation in the Plan and that the Participant has been given sufficient opportunity to consult with the Participant’s own tax advisors concerning participation in the Plan.

23)

Term of Plan. Upon approval of the Plan by J. Crew Group, Inc.’s stockholders, the Plan shall be deemed to have become effective upon the date of its adoption by the Board and, unless earlier terminated under Section 17 hereof, shall continue in effect until the earlier of (i) the date on which no Common Stock remains reserved for issuance under the Plan and (ii)

the tenth anniversary of the date the Plan became effective pursuant to this Section 23. In the event the Plan is not approved by J. Crew Group, Inc.’s stockholders, it shall be of no force and effect and each Participant shall be treated as though he or she withdrew from the Plan in accordance with Section 10 hereof.

24)	No Employment Rights. The establishment and operation of the Plan shall not confer any legal rights upon any Participant or other person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any employee and to treat him or her without regard to the effect which that treatment might have upon him or her as a Participant or potential Participant under the Plan.

25)	Severability of Provisions. If any provisions of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

26)	Construction. The headings and captions herein are provided for reference and convenience only, and shall not be considered part of the Plan or employed in the construction of the Plan.